Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Third Quarter 2012 Results;

In the quarter company announced an increase in the quarterly dividend to $0.12

EAST GREENVILLE, PA, October 17, 2012 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2012. Net sales were $219.8 million for the quarter, a decrease of 8.2% from the third quarter 2011. Operating profit was $23.5 million a decrease of 6.0% from the third quarter 2011, but operating profit as a percent of sales was 10.7%, an increase of 30 basis points from the third quarter of 2011. Net income was $12.2 million during the third quarter of 2012 compared to $18.4 million during the third quarter 2011. Diluted earnings per share for the third quarter of 2012 was $0.26 compared to $0.39 in the prior year. During the third quarter of 2012 foreign exchange losses, negatively impacted earnings per share by approximately $0.04 while foreign exchange gains positively impacted earnings per share by approximately $0.06 in the prior year.

"We are pleased with the strong gross and operating margins we reported in the quarter," commented Andrew Cogan CEO. "In spite of recent softening in industry demand, we expect to be back on a path of growth as we end 2012," he added.

Third Quarter Results

Third quarter 2012 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/12	9/30/11	Change

Net Sales	$219.8	$239.5	(8.2)%
Gross Profit	74.2	78.9	(6.0)%
Gross Profit %	33.8%	32.9%	N/A
Operating Expenses	50.7	53.9	(5.9)%
Operating Profit	23.5	25.0	(6.0)%
Operating Profit %	10.7%	10.4%	N/A
Net Income	12.2	18.4	(33.7)%
Earnings Per Share	.26	.39	(33.3)%

Net sales for the quarter were $219.8 million, a decrease of $19.7 million, or 8.2%, over the third quarter of 2011. Net sales for the Office segment were $160.0 million during the third quarter of 2012, a decrease of $13.6 million, or 7.8%, when compared with the third quarter of 2011. This decrease was primarily the result of softening industry demand and lower sales to government and financial services clients. Net sales for the Studio segment were $33.0 million, a decrease of $4.3 million, or 11.5%, when compared with the third quarter of 2011. Lower sales resulting primarily from the poor economic conditions in Europe more than offset the growth of Studio sales in North America. Net sales for the Coverings segment were $26.7 million, a decrease of $1.9 million, or 6.6%, when compared with the third quarter of 2011. The decrease in sales in the Coverings segment during the third quarter of 2012 was the result of lower demand in certain markets such as hospitality and transportation.

Gross profit for the third quarter of 2012 was $74.2 million, a decrease of $4.7 million, or 6.0%, over the same period in 2011. Gross profit as a percentage of net sales increased 90 basis points to 33.8% in the third quarter of 2012 from 32.9% in the same quarter of 2011. The increase in gross profit as a percentage of sales from the third quarter of 2011 largely resulted from a more profitable mix in our business as we saw government shipments, which are generally at higher discount rates, make up a smaller portion of our overall sales. Continuous improvement projects in our factories also positively impacted our gross margin.

Operating expenses for the quarter were $50.7 million, or 23.1% of net sales, compared to $53.9 million, or 22.5% of net sales, for the third quarter of 2011. The decrease in operating expenses during the third quarter of 2012 was primarily due to lower variable compensation spending due to our lower sales but was partially offset with continued spending on new product and growth initiatives.

Operating profit for the third quarter of 2012 was $23.5 million, a decrease of $1.5 million, or 6.0%, when compared to the same period in 2011. Operating profit for the Office segment was $13.0 million in the third quarter of 2012, an increase of $0.2 million, or 1.6%, when compared with the third quarter of 2011. Operating profit for the Studio segment was $5.2 million, a decrease of $0.5 million, or 8.8%, when compared with the third quarter of 2011. Operating profit for the Coverings segment was $5.3 million, a decrease of $1.3 million, or 19.7%, when compared to the third quarter of 2011. The decrease in operating profit in the Coverings segment during the third quarter of 2012 is the result of lower sales to hospitality and transportation clients and increased costs associated with growth initiatives.

Interest expense increased $0.4 million when compared with the third quarter 2011. Other (income) expense for the third quarter of 2012 consisted of expense of $2.8 million primarily related to foreign exchange losses. Other (income) expense for the third quarter 2011 consisted of income of $4.1 million primarily related to foreign exchange gains.

The effective tax rate was 36.1% for the quarter, as compared to 34.0% for the same period last year. The increase in our effective tax rate was due in large part to the mix of pretax income and the varying effective tax rates in the countries in which we operate. Net income for the third quarter 2012 was $12.2 million, or $0.26 diluted earnings per share, as compared to $18.4 million, or $0.39 diluted earnings per share, for the same quarter in 2011.

Cash generated from operations during the third quarter 2012 was $23.9 million, compared to $18.4 million in the same period of 2011. Capital expenditures for the third quarter 2012 totaled $4.0 million compared to $2.5 million for 2011. We repaid $15.0 million of debt during the third quarter of 2012, compared to $13.1 million during the third quarter of 2011. We also paid a quarterly dividend of $5.6 million, or $0.12 per share, in the third quarter of 2012 compared to $4.6 million, or $0.10 per share, in the third quarter of 2011.

"We continue to reduce our bank debt and improve our balance sheet which provides us with the financial flexibility to continue to invest opportunistically in both our growth and infrastructure improvement initiatives," stated Barry L. McCabe, EVP & CFO.

Business Segment Results

The following information categorizes the Company's results into its defined reporting segments.

The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra ® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily Knoll Studio products, and Richard Schultz® Design. The KnollStudio® portfolio includes a range of lounge seating; side, café and dining chairs; barstools; and conference, dining and occasional tables. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzfeltTM. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended September 30,
Net Sales (in millions)	2012		2011

Office	$160.0		$ 173.6
Studio	33.0		37.3
Coverings	26.7		28.6

Total Net Sales	$219.8	(1)	$ 239.5

	Three Months Ended September 30,
Operating Profit (in millions)	2012	2011

Office	$13.0	$12.8
Studio	5.2	5.7
Coverings	5.3	6.6
Total Operating Profit	$23.5	$25.0	(0 (1)

    Results do not add due to rounding.

Conference Call Information

Knoll will host a conference call on Wednesday, October 17, 2012 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 700-6067

International 617 213-8834

Passcode 12564921

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through October 24, 2012 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 13584047).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Sales	$219,794	$239,543	$637,473	$699,052
Cost of sales	145,578	160,692	425,798	475,306

Gross profit	74,216	78,851	211,675	223,746
Selling, general, and administrative expenses	50,694	53,854	151,899	153,795
Restructuring and other charges	-	(18)	-	696

Operating income	23,522	25,015	59,776	69,255
Interest expense	1,635	1,226	4,778	8,615
Other expense (income), net	2,786	(4,077)	3,723	(1,473)

Income before income tax expense	19,101	27,866	51,275	62,113
Income tax expense	6,904	9,477	18,766	21,547

Net income	$12,197	$18,389	$32,509	$40,566

Earnings per share:
Basic	$.26	$.40	$.70	$.88
Diluted	$.26	$.39	$.69	$.87
Weighted-average shares outstanding:
Basic	46,667,359	46,250,362	46,595,066	46,219,291
Diluted	47,038,785	46,792,225	47,051,004	46,858,766

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$10,690	$28,263
Customer receivables, net	99,631	126,078
Inventories	101,941	89,244
Prepaid and other current assets	25,414	21,308

Total current assets	237,676	264,893
Property, plant, and equipment, net	121,715	121,792
Intangible assets, net	303,376	297,250
Other noncurrent assets	6,017	4,156

Total Assets	$668,784	$688,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	73,570	83,824
Other current liabilities	74,589	99,304

Total current liabilities	148,159	183,128
Long-term debt	203,000	212,000
Other noncurrent liabilities	128,553	127,540

Total liabilities	479,712	522,668

Stockholders' equity	189,072	165,423

Total Liabilities and Stockholders' Equity	$668,784	$688,091

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)

Net income	$32,509	$40,566

Cash Flows provided by Operating Activities	30,395	31,124

Cash Flows used in Investing Activities	(16,890)	(9,733)

Cash Flows used in Financing Activities	(30,218)	(39,696)

Effect of exchange rate changes on cash and cash equivalents	(860)	2,108

(Decrease) increase in cash and cash equivalents	(17,573)	(16,197)

Cash and cash equivalents at beginning of period	28,263	26,935

Cash and cash equivalents at end of period	$10,690	$10,738